EXHIBIT 4.66

Pledge Contract

Serial number: INDUSTRIAL BANK CO., LTD. (Guangdong) (Zhi) Certificate (Dongguan) No. 201112270404-1

Pledgee: INDUSTRIAL BANK CO., LTD.
Address: _Industrial Finance Building_No.31, South City section, Guan Tai Road, Dongguan_
Postal Code: 523950 Tel:
Telephone number: 13602332381 Fax:

Pledger: Dongguan Lite Array Company Limited
Address: Galaxy Ind. Area, Qingxi, Dongguan, Guandong Province, PRC
Postal Code: 523565 Tel:
Telephone number: 87738870 Fax:
Place of signing of contract: Dongguan

The pledger (for brief, using “creditor” in the following) provides the guaranty of pledge for the financing service which is offered by the pledgee to Dongguan Lite Array Company Limited (that is the “debtor”). In order to make clear the responsibilities and abide by the credit, Party A and Party B have reached an agreement through friendly consultation and negotiation to conclude the following contract.

Article One    Definition and Explanation

Except otherwise expressly provided,

1.    According to the main contract, the “financing” in this contract refers to the pledgee provide a loan, documentary credit, acceptance, discount and other financial service for the “creditor”.

2.    All the definitions and explanations of the main contract are applicable to this Contract.

Article Two    The main contract

I The basic content of the main contract which is warranted by this contract are:

i Name of contract Import payments business agreement

ii Contract number Industrial Bank Guangdong Pay Certificate (Specifically against) No. 201112270404

iv Financing kind Import payments                                currency:     USD

iv The amount of finance:    Four millions            rate of interest:     Liboy+3.2%

v The term of the principle debt: From Dec 29th, 2011 to June 26th, 2012

II If the actual term of the principle debt is inconsistent with the contractual situation; the date on the loan certificate shall prevail.

Article Three    The hostage

The pledger pledges the                      (name of the hostage) that is owned by him or her willingly. The detail information of the name, quantity, size, value of the hostage is in the attachment list of the hostage. The legal validity of the pledge as well as from the hostage, the right, the right of subrogation, the things attached, the mixture, the material in process and the fruits.

Article Four    The scope of the guaranty of pledge

The scope of the guaranty of pledge under this Contract are under the main contract which are used to guarantee the principal and interests (including penalty interest and compound interest), liquidated damages, damages, and the expenses for the obtainment of pledge. The expenses for obligatory right includes but not limited to the court costs, arbitration fees, property preservation cost, applying for the enforcement cost, Attorney Fees, cost of handling cases, Announcement fee, assessment fee, auction charge, appraisal cost, cost of deal with the hostage, Telecommunication charge and travel expenses.

Article Five    The term of pledge

I If the right of pledge and the principle debt are coexisted, when the main debt is paid off, the right of pledge disappears.

II According to the requirement of the registration department, the date of registration is December 29th, 2011 to June 26th, 2012. If the term of registration expires and the principle debt has not been paid off by the debtor, then: The pledger has the right of pledge by law will not change. The pledge should renew the pledge for registration.

Article Six    The safekeeping of the hostage

I The hostages that are under the Contract of the pledgee should be kept by the pledger. The pledger should keep, maintain and preserve the hostage well and has the right to charge the fruits produced by the hostage.

II The pledger is not allowed to deal with the hostage in any way in the following: it should not be sold, rent out, diverted out, transferred it to others, made contract with others, be gifted, mortgaged, re-pledged, deposited, or be made into joint operation in the form of material, buy a share or any other way. The hostage also should not be reported as invalid by reporting the loss or through publicity.

Article Seven    The insurance of the hostage

I If there is a requirement of insurance for the hostage, before handing over the hostage to the pledger, the pledgee should insure the hostage according to the required insurance coverage by the pledger and give the insurance policy to the pledger for keeping.

II During the contractual period of this contract, the pledgee should keep the continuance of the insurance and the pledger should be the first beneficiary. If the insurance is interrupted, the pledger has the right to insure or renew the insurance. The pledgee should afford all the expenses needed and take responsibility for all the losses suffered by the interruption of insurance.

III if the insurance compensation is not enough to pay off the secured debt, the pledger has the right to recover.

Article Eight    Registration of pledge

I within / weekday after signing this contract, the pledgee should go together with the pledger to register in the pledge registration department, according to the “Law of Real Right in People’s Republic of China”, the “Security Law in People’s Republic of China”, and other relative laws and regulations.

II If the pledge registration is done, the pledgee should hand in the registration documents to the pledger.

III If the registration term expires, the pledgee has to re-register the pledge.

Article Nine    Expenses

I All the expenses (include but not limited to the registration cost, notarization fee, as well as the insurance, transportation, storage, keeping, evaluation or assessment, maintenance, up keeping, and punishment under this Contract) that related to the hostage under this contract and its terms should be paid or borne by the pledgee. If the pledger had paid for the pledgee and the pledgee should repay immediately.

Article Ten    The obtainment of the right of pledge

I If the debtor does not carry out the forthcoming debts that are agreed on the main contract (including the situation that the pledger recover the debts in advance, because of breaking the promise by the debtor and the pledgee) or any other situations agreed under this contract. The pledgee authorizes the irrecoverable rights to the pledger to deal with the hostage directly by selling at discount, auction, selling and turning into money without any legal procedures such as litigation or arbitration. The money got by disposing should primarily pay the cost of disposing of the hostage and the expenses that should pay back for the pledger, in order to pay off the secured debt.

II If the right of pledge comes earlier than the expiration of paying debts, the pledger has the right to achieve the right of pledge and get the profits to pay off the debts in advance.

III If the pledgee is more than two people, when exercise the pledge right, the pledger has the right to deal with any of the pledgee’s hostage or every pledgee’s hostage.

Article Eleven    The statement and promise of pledgee

I The pledgee should be a legal entity that registered and validly existing, have the qualification of being a guarantor, be capable of assuming debts, take voluntary assumption and fulfill the responsibility of paying off debts.

II When signing this contract, the pledgee should have been approved and authorized legally by the superior departments or board of directors, or any other relative departments.

III The pledgee signing and fulfilling this contract does not violate any document or agreements that are binding on it or its assets, does not violate any security agreements and any other agreements that the pledgee has signed with others, and does not violate any documents, promises, or commitments that binding the pledge.

IV All the documents, materials, report tables and certificates that offered by the pledgee should be precise, true, complete and effective. The pledgee should accept the examination and superstation of the manufacturing and financing situation, and should offer financial report and financial statements and any other materials at any time according to the requirements of the pledger.

V The pledgee should be familiar and agree with all the items or articles of the main contract, and provide security or pledge voluntarily for the debtor, and carry out the obligation of paying off the debts according to the agreement of this contract.

VI If the hostage is jointly owned property, the pledge in this contract should be consented by all the joint owners in written form.

VII Except the pledge established in this contract or the pledge agreed by the pledger in written consent, there is no mortgage, guarantee or any other debt burden on hostage.

VIII The right of this pledge is complete and legal, there is no flaw that is not unsuited to pledge. If the third side provided any proposal or any objection about the disposal of hostage, all the results and responsibilities should be taken by the pledgee.

IX There is no quality flaw on the hostage that haven’t been seen by the pledger. If the pledge can not pay off the debts completely in the value of the hostage because of the existing of hidden quality flaw, all the results and responsibilities should be taken by the pledgee.

X The pledger should not conceal any of the following things that perhaps will effect the acceptance by the pledger, no matter it already happened or about to happen.

1.	Any important events of breaching the principle, law or reimbursement that the pledgee or together with main leaders related;

2.	The unclosed litigation or arbitration.

3.	All kinds of debt taken by the pledgee, or having contingent liabilities, or warranty and security guarantees that offered to the third side.

4.	Any events of default that occur to the pledgee under the contract of the pledger or any other pledgers.

5.	Any situations that effect the financial position or guarantee capacity of the pledgee.

XI The right of pledge established in this contract does not effected by any changes or the ending of the pledgee, such as close, stop, joint, transfer, withdraw, undertake, discrete, joint capital, joint cooperation, shareholding reform.

XII After performing the liability to guarantee, on the condition of not effecting the paying off the debt, the pledgee has the right to call recovery the debts from the debtor. But then the debtor is facing the recovery by the pledgee and the demand of payment by the pledger, the pledgee agrees that the debtor pay the pledger primarily.

XIV If there is any other guarantee under the main contract, the responsible guarantee shall not be affected by any other guarantees offered by other guarantors and shall not delete or decline because of them. The commitment of the guarantee is not the pledgee or any other guarantors’ claims or litigation / arbitration / enforcement.

XV When the principal debtor does not perform its obligations, no matter whether the pledgee under the main contract had other guarantees (including but not limited to the guarantee, mortgage, pledge, guarantee, receipts of guarantee, and any other certificates and other ways of guarantee), the pledgee should be take all the responsibilities under the contract.

Article Eleven    Liability for breach of contract

I Any of the following situations will be the breach of contract:

i The pledgee does not perform the statements and promise in article eleven of this contract;

ii The behavior of the pledgee that causes the value of hostage decline;

iv The pledgee does not perform the agreements of any other provision of this contract.

II If the pledgee break the agreements, the pledger has the right to take the following measures:

i Require the pledgee redress the breach with a deadline;

ii Declare that the principle debt expiries in advance, disposing the hostage to pay off the debt.

iv Require the pledgee to pay a breach penalty     ten     percent:

iv Require the pledgee to pay for the compensation if the breach penalty is not enough to make up the loss in actual situation.

v The pledgee should be held responsible for the breach of contract by a legal way.

III Within the pledge period, if the value of hostage is or may be declined caused by the other factors except the pledgee, the pledger has the right to take measures according to the second clause of this article.

Article Thirteen    The independence of obligation of guarantor

I The obligation of the pledgee under this contract is independent, and is not affected by the relationship of neither side with the third one, except otherwise agreed upon by the contract.

II The revision of agreement, the supplement of the main contract by the pledger and debtor, the pledgee takes the warranty obligations under this contract’s and its responsibility of security does not change.

III The pledgee guaranteed that the debtor carry out all the obligations under this contract. The breach of any agreements of the main contract (including but not limited to not the debtor fails to employ the financing in term of stipulation of the main contract) does not affect the performance of warranty obligations in this contract by the pledgee.

Article Fourteen    Notice

I. Any notice and a variety of communication links need to be served by mailing address, and fax number or other method of contact recorded in this Agreement to each other.

II. Change of the above contact methods of any party in this Agreement should be immediately notified to the other party.

III. Any notice or communication links, as long as sent by the above address (by the changed address if the address is changed), shall be deemed to be served on the following dates:

(1) Letter, is the fifth business day after the sending of registered issue;

(2) Telex, is the time when receiving the confirmation of the other party;

(3) If a person is sent to deliver specially, then is the date when the recipient signed it.

IV If there is any change about the information provided such as the name of the pledgee, the legal representative, addresses, but with no notice of written consent to the pledger, all the notices or documents will be deemed as received according to the information on the cover of this contract.

Article Fifteen    Administration, the application of law and the dispute resolution

I the conclusion, validity, interpretation, performance and the dispute resolution are all ruled by the law of the People’s Republic of China.

II If there is any dispute or controversy in the performance of the contract, it can be solve through negotiation; If negotiation fails, it can be solved in the first     of the following methods:

(First) submit a case to the local court;

(Second) apply for arbitration from              Board of Arbitration (the location is:             ), according to the current effective arbitration rules of applying; the decision of the arbitrator shall be final and binding on the both Parties hereto.

(Third) other methods:

III during the arbitration period, the articles with no debate should be performed as well. The pledgee should not refuse to carry out the obligations under this contract in the name of solving the disputes.

Article Sixteen    The validate of contract and other issues

I This contract shall enter into force from the signing and sealing date by the two Parties.

II According to the regulations and laws, the hostage that needs to be registered under this contract should be registered immediately after the contract is signed.

III During the period of contract, any of the generosity, grace period, privilege, delay of exercising the rights and interests enjoyed by the debtor and guarantor, given by the pledger, shall not damage, affect or limit all the rights and interests enjoyed by the pledger, in accordance with the relevant laws, administrative regulations and this contract. It shall not be regarded as giving up the rights and interests under the contract, and shall not affect the performance of obligations by the pledgee under this contract.

IV the attachments and the supplementary agreements of this contract are the inseparable parts of this contract and of the same legal force as the contract.

V the weekday in this contract shall mean the day on which commercial banks are open for business in China. During the performance of the contract, if the withdraw or repayment day is a non-business day, prolong to the next business day. The term expires when all the debts are paid off under the six contracts, independent contract and this contract. After termination of the contract term, the hostage that kept by the pledger should be returned to the pledgee as well as the related right certificates.

VI This contract is in          (number of copies) with both Parties herein, each of the pledger and the pledgee holding one copy, both have the same legal effect.

Article Seventeen    Supplementary Provisions

When acceptance bill at the maturity in the pledge bank, the pledgee needs show the note and transfer the amount of payment to the corresponding security deposit account. The receipts should be authentic and valid during the period of pledge and collection, and shall not interfere with the pledger’s existing of the right of bill.

Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]

Seal: [Dongguan Lite Array Company Limited]

The pledger (official seal):	superintendent or authorized agent (official seal): Liu
Yongge

2011 Year 12 Month 29 Day

Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]
The pledgee (official seal):	legal representative or authorized agent (official seal): John
C.K. Sham

2011 Year 12 Month 29 Day

Seal: [Dongguan Lite Array Company Limited]
Register department (official seal):	people in charge (official seal):

2011 Year 12 Month 29 Day

Security Deposit Agreement

(Model text)

Serial number: INDUSTRIAL BANK CO., LTD. (Guangdong) (Zhi) Certificate(Dongguan)

No. 201112270404-2

Party A: INDUSTRIAL BANK CO., LTD.

Address:

Postal Code:         523960         Tel::

Telephone number:   13602332381         Fax:

Party B: Dongguan Lite Array Company Limited

Address: Galaxy Ind. Area, Qingxi, Dongguan, Guandong Province, PRC

Postal Code:         523652         Tel::

Telephone number: 87738870             Fax:

Place of signing of contract:       Dongguan

Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]

Seal: [Dongguan Lite Array Company Limited]

IMPORTANT for signing of the Contract

In order to protect your legitimate rights, please read the following part carefully before you sign the contract:

I before signing the contract, please check again and make sure the following things:

1.	make sure you have the right to sign this contract, or you are authorized to sign if you need the approval of other people;

2.	Make sure that you have read and understand the contract completely, and paid attention about the content of taking responsibilities, exempting from liability of INDUSTRIAL BANK CO., LTD., as well as the content in boldface characters.

3.	Make sure that you and your company have fully understood the meaning of the provisions and the corresponding legal consequences.

II this is the model text provided by INDUSTRIAL BANK CO., LTD., there are blank spaces in the corresponding provisions. The “Supplementary provision” is added at then end of the contract, for the use of revise, supplement or deletion.

III If you have any questions about this contract, please feel free to contact INDUSTRIAL BANK CO., LTD.

The second party offer security deposit and be the repayment guarantor for Dongguan Lite Array Company Limited (“debtor” for brief in the following) for the financing service (including but not limited to single loan or currency and foreign-currency loans within the credit limits, acceptance, warrant, establishment of L, remittance and mortgage business of imports and exports) that provided by the first party. In order to make clear the responsibilities and abide by the credit, Party A and Party B have reached an agreement through friendly consultation and negotiation to conclude the following contract.

I The “security deposit” under this contract refers to the money that is deposited into the special account of Party A by Party B, which is owned by Party A and used as the security payment (repayment) of the loan. The nature of the security deposit is the pledge of movable property.

II The “security deposit” under this agreement is used to secure the debts, under the main contract, are paid off the at timely:

i name of the contract:    Import payments business agreement

ii serial number of the contract:    Industrial Bank Guangdong Pay Certificate (Specifically against) No. 201112270404

iv service type:    Import payments

III the security deposit that deposited by Party B should take part in         % of the amount of financing by Party A under the main contract.

Within     one     day(s) after signed this agreement, Party B has to deposit the security deposit to the special account that established by Party A: (account number) 395100100200004673

Amount of money: (currency) RMB             (write in characters)

(currency code)     ¥     (write in Arabic numbers)     3,100,000.00

IV the scope of the security deposit is including the principle credits, interests (including penalty interest and compound interest), liquidated damages, damages, and the expenses for obligatory right includes but not limited to the court costs, arbitration fees, property preservation cost, applying for the enforcement cost, attorney fees, cost of handling cases, announcement fee, assessment fee, auction charge, appraisal cost, cost of deal with the hostage, telecommunication charge and travel expenses.

V The term of the deposition for security deposit shall be carried out according to the No.          of the following agreements.

i The security deposit should be the current deposit, and it will be kept until the debts are paid off.

ii The security deposit should be the fixed term deposit, the term of deposition is          month(s), from year month day to year month day. If the term expires and Party B has not paid off the debts under the main contract, this security deposit will be transferred to current deposit and it will be kept until the debts under the main contract are paid off.

VI During the depository period, charge the interests of security deposit in the following agreements.

i Charge the interests of security deposit in No.    3     term.

1. monthly interest rate         %

2. yearly interest rate         %

3. others:                     .

ii Charge the interests of security deposit in No.     4     term.

1. Charge interest by month, and the expiry date for interests is 20 each month.

2. Charge interest by season, and the expiry date for interests is 20 in the last month of the season.

3. Charge interest by year, and the expiry date for interests is December 20 each year.

4. One-off charge, which means charging the interests the expiry of the deposit.

iv before paying the debts or before the debts are paid off, the interest of the security that has been calculated should be kept in the security deposit account; If the debts are paid off under the main contract, the interest of the security and the remaining balance can be left in the security deposit account or be transferred to the other accounts according to the requirement of Party B.

VII Commitments of Party B

i Party B should commit that the security deposit that given to Party A should be legally in the source and authority, or else Party B should take all the legal responsibilities.

ii Party B should agree that the security deposit account is established by the name of Party A, ruled and managed by Party A.

iv Party B irrevocably authorized that Party A has the right to deduct security deposits to pay off the debts under the main contract.

iv Party B commits that it shall not withdraw or deduct any security deposit during the deposit period with any reason, or take other methods affecting the possession and disposition of the security deposit.

v if the debtor bear the payment (repayment) obligations of a loan under the main contract, Party A is entitled to anticipate the money according to the deposit ratio of the payment (repayment) and the corresponding security deposit each time. If the amounts of payments can not meet the security deposit, Party B shall make up immediately, or else Party B is responsible for all the consequences.

vi If the security deposit is the fixed term deposit, on the condition that all the debts as been paid off the under the main contract, full amount withdrawal in advance of the security deposit will be permitted, with the permission of Party A, but the partial amount withdrawal in advance of the security deposit is not permitted.

vii If the value of security deposit declines because of the factors such as the movement of the exchange rate, Party A has right to request Party B to make up the security deposit. Party B shall complement the amount in     1     day(s) since the day of receiving the notice from Party A.

VIII if Party B does not perform the obligations of this agreement, Party A has the right to take one of the following measures, and request Party B:

i redress the breach within a limited time, perform every obligations under this contract:

ii announced that the main debt accelerate the maturity, dispose the security deposit to pay off the principal debt.

iv require Party B to pay the breaching penalty     ten     percentage of the principle debt.

iv require Party B to make compensation for the actual damage which are not enough to meet the breaching penalty.

v pay the expense of credit realization of Party A.

IX If there is any dispute or controversy in the performance of the contract, it can be solve through negotiation; If negotiation fails, it can be solved in the second of the following methods:

(First) submit a case to the local court;

(Second) apply for arbitration from              Board of Arbitration (the location is:              ), according to the current effective arbitration rules of applying; the decision of the arbitrator shall be final and binding on the both Parties hereto.

(Third) other methods:

During the arbitration period, the articles with no debate should be performed as well. The pledgee should not refuse to carry out any of the obligations under this contract in the name of solving the disputes.

X The Contract shall become effective upon signing and sealing of Party A and Party B, and it will end automatically until the debts are paid off under the main contract.

XI The agreement is produced in duplicate, and each party has one copy, the duplicate copy should be revised and enlarged according to needs.

XII supplementary Provisions

The security deposit under this agreement will be kept until the day that the debts are being paid off. If the security deposit is received partially, the interests should be calculated according the following rules: the term for keeping the security deposit is more than nine months but not one year, in which the interests in first six months is calculated by the yearly rate 3.3%, and 3.1% yearly rate in the later three months; the left period after nine months, the interests will be calculated by 0.5% current interest rates. If the term for keeping the security deposit is more than three months but less than six months, in which the interests in first three months is calculated by the yearly rate 3.1%, and the interests will be calculated by 0.5% current interest rates in the left period after three months.

Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]

Seal: [Dongguan Lite Array Company Limited]

The party A (official seal): superintendent or authorized agent (official seal): Liu Yongge 2011 Year 12 Month 29 Day
Seal: [INDUSTRIAL BANK CO., LTD. Dongguan Branch]
The party B (official seal): legal representative or authorized agent (official seal): John C.K. Sham

2011 Year 12 Month 29 Day
Seal: [Dongguan Lite Array Company Limited]